BOSTON SCIENTIFIC ANNOUNCES AGREEMENT
                  TO ACQUIRE INTERVENTIONAL TECHNOLOGIES, INC.


Natick, MA (February 15, 2001) -- Boston Scientific Corporation (NYSE:BSX) today announced the signing of a definitive agreement to acquire Interventional Technologies, Inc. (IVT). Founded in 1984 and headquartered in San Diego, IVT develops, manufactures and markets minimally invasive devices for use in interventional cardiology, including its flagship product, the Cutting Balloon(TM) catheter. Boston Scientific will pay approximately $345 million in cash plus additional undisclosed payments contingent upon IVT achieving performance and other milestones. The transaction is subject to regulatory and IVT shareholder approval and is expected to be modestly dilutive to earnings in 2001.

IVT recorded sales for 2000 of approximately $42 million, nearly double its 1999 sales of approximately $22 million. Its fourth quarter 2000 sales were $16.5 million, up 280 percent from the $5.9 million recorded in the fourth quarter of 1999.

The IVT Cutting Balloon is a novel balloon angioplasty device that represents the first completely new means of achieving arterial dilatation since the inception of balloon angioplasty in the 1970's. Tiny, longitudinally mounted scalpels help reduce resistance by the lesion to expansion. The scalpels create incisions that relieve stress in the artery as the balloon inflates, reducing the force necessary to expand the vessel. This contributes to less inadvertent arterial trauma and injury as compared to standard balloon angioplasty. The device's proprietary fold mechanism shields the scalpels and protects the vessel wall as the catheter is passed to and from the treatment site. It is the only system to combine the features of conventional angioplasty with advanced microsurgical procedures. Studies in Europe and Japan have indicated that the Cutting Balloon is an effective adjunctive therapy for treating in-stent restenosis.

"The Cutting Balloon has the potential, over time, to revolutionize how we treat coronary and peripheral artery disease," said Jim Tobin, President and CEO of Boston Scientific. "Its unique operating mechanism may serve as a platform for developing a range of improved therapies. It has enormous potential. We are looking forward to combining this technology with some of our own to develop that potential. This acquisition represents a significant step in our ongoing effort to build market leadership in interventional cardiology."

To date there have been approximately 125,000 procedures performed worldwide using the Cutting Balloon. Last year it received approval from the Food and Drug Administration and has since been adopted for use by more than 200 hospitals in the United States.
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A related IVT technology is the Infiltrator(R) transluminal drug delivery catheter that directly delivers therapeutic agents into the wall of the artery with high levels of efficiency. The Infiltrator delivers drugs at low pressure via a series of injector ports mounted on the balloon surface. When the balloon is inflated, the injector ports radially extend and enter the artery wall, delivering the drug rapidly. The Infiltrator is expected to emerge from clinical trials as a leading intramural drug delivery device. Two FDA-approved studies are currently evaluating the use of the Infiltrator in combination with biopharmaceutical agents to reduce restenosis; one uses an antisense agent, and the other uses a gene.

"IVT sales have been growing fast, and with the strength of the Scimed sales and marketing team they can grow even more," said Paul LaViolette, Boston Scientific Senior Vice President and Group President of Cardiovascular, referring to the company's cardiovascular division. "In addition, IVT will benefit from access to Boston Scientific's broad array of product lines and its vast reach into the global marketplace."

IVT possesses strong expertise in metallurgy and a portfolio of manufacturing processes and technologies that can be exploited in a variety of applications by Boston Scientific, including its stent product line. This acquisition will add to Boston Scientific's considerable expertise in material science.

IVT's metallurgical expertise has helped develop a number of innovative products including the LP Stent(R), a coronary stent that has received the CE mark and is in clinical trials in the U.S.; the TEC(R) extraction catheter for removing soft plaque and thrombus; and the TrackWire(R) family of coronary guidewires.

"Boston Scientific has been intrigued for some time with IVT's innovative products and technologies," said IVT Chairman and CEO Robert Reiss. "With the widespread acceptance of the Cutting Balloon and the Infiltrator by the cardiology community in the United States, it's a perfect time for our two companies to join forces."

"These products and IVT's pipeline of additional, dramatically different technologies should serve Boston Scientific well, both now and for years to come," added Reiss. "Combining IVT's technologies with the sales and marketing resources of Boston Scientific will enable the fulfillment of IVT's vision of developing exciting new technologies arrived at by traveling a creative and non-traditional path."

"The Cutting Balloon is a very innovative technology offering cardiologists an excellent alternative for treating lesions not ideally suited for stents or PTCA balloons," said Barry George, MD, Director of Cardiology, Midwest Cardiology Consultants, Columbus, OH. "Based on our extensive usage thus far, we believe the Cutting Balloon has the potential to be used as both a primary and adjunctive therapy in a broad range of clinical scenarios."

"The Cutting Balloon is a user-friendly and extremely versatile device with the potential for widespread use in coronary applications," said Marty Leon, MD, Director and CEO of
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Cardiovascular Research at Lenox Hill Hospital in New York City. "In our cath lab, it has become the default therapy for in-stent restenosis."

Dr. Leon described the Infiltrator as "an innovative site-specific drug delivery catheter that is being used investigationally to deliver anti-thrombotic and anti-proliferative agents during angioplasty to improve safety and to treat restenosis. In my experience, of all drug delivery catheter systems, the Infiltrator has by far the greatest efficiency of site-specific drug delivery to the vessel wall."

"The Infiltrator is the optimal drug delivery catheter available today," said Richard Kuntz, MD, M.Sc., Chief of the Division of Clinical Biometrics, Brigham and Women's Hospital, Boston. "It is easy to use, and it provides deep and efficient delivery of agents into the vessel wall. We selected the Infiltrator for the first gene therapy trial in the United States using a site-specific drug delivery catheter because of these excellent performance characteristics."

IVT manufactures its products in San Diego and Murietta, CA, and in Letterkenny, Ireland.

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Boston Scientific officials will be discussing the acquisition with analysts on a conference call at 4:30 pm ET today. The company will webcast the conference call simultaneously to all interested parties through its website
(www.bsci.com). Please see the website for details on how to access the webcast. To ensure a timely connection to the webcast, it is recommended that users register at least 15 minutes before the conference call. The webcast will be available for seven days on the Boston Scientific website.
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Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices. The company's products are used in a broad range of interventional medical specialties.

This press release contains forward-looking statements. The company wishes to caution the reader of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, risks associated with new product development and commercialization, clinical trials, regulatory approvals, competitive offerings, the company's overall business strategy, and other factors described in the company's filings with the Securities and Exchange Commission.